CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated April 24, 1998 on the financial statements and financial highlights of the Hodges Fund, Perkins Opportunity Fund, and Avondale Total Return Fund each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in each series respective 1998 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.




    TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
July 29, 1998